Exhibit 99.1

Cano Health Achieves Strong Membership Growth

Fourth Quarter 2021 Membership of 227,000; an increase of 114% year-over-year

January 1, 2022 Membership of 253,000

MIAMI, January 7, 2022 — Cano Health, Inc. (NYSE: CANO), a leading value-based primary care provider for seniors and underserved communities, announced today its membership at the end of the fourth quarter of 2021 and as of January 1, 2022.

Total membership at the end of the fourth quarter of 2021 was 227,000, up 114% year-over-year, and above prior year-end 2021 guidance of 218,000 members. Organic membership was 148,000, up 40% year-over-year. Membership at the end of the fourth quarter included approximately 118,300 Medicare Advantage members, 7,700 Medicare direct contracting entity (DCE) members, 66,500 Medicaid members, and 34,500 ACA members.

As of January 1, 2022, Cano Health’s total membership increased to approximately 253,000 total members. The increase in membership was entirely organic and includes members from the conclusion of the Medicare Advantage open enrollment period, along with the addition of newly enrolled Medicare DCE members.

“We are humbled that so many patients are choosing us and putting their trust in us,” said Dr. Marlow Hernandez, Chairman and Chief Executive Officer of Cano Health. “We look forward to continuing to help our members live longer and fuller lives, adding value for all stakeholders.”

Product Line	Members as of 9/30/21	Members as of 12/31/21	Members as of 1/1/22
Medicare Advantage	112,309	118,300	122,000
Medicare DCE	7,777	7,700	30,000
Medicaid	63,871	66,500	66,500
ACA	26,706	34,500	34,500
Total	210,663	227,000	253,000

Note: Members as of 9/30/21 are as reported. Other values are approximate.

Cano Health plans to report its financial results for the fourth quarter and full year ended December 31, 2021 during its upcoming earnings call and will provide an update to 2022 guidance at that time. Details will follow in a subsequent release.

As previously announced, Cano Health will participate in the 40th Annual J.P. Morgan Healthcare Conference on Tuesday, January 11, 2022. Dr. Marlow Hernandez will present virtually at 10:30 a.m., Eastern Time. A live webcast will be accessible through Cano Health’s Investor Relations website at https://investors.canohealth.com/. The webcast will be archived for replay following the conference.

About Cano Health

Cano Health operates value-based primary care medical centers and supports affiliated medical practices that specialize in primary care for seniors in Florida, Texas, Nevada, New York, New Jersey, New Mexico, California, Illinois, and Puerto Rico, with additional markets in development. As part of its care coordination strategy, Cano Health provides sophisticated, high-touch population health management programs including telehealth, prescription home delivery, wellness programs, transition of care, and high-risk and complex care management.

Cano Health’s personalized patient care and proactive approach to wellness and preventive care sets it apart from competitors. Cano Health has consistently improved clinical outcomes while reducing costs, affording patients the opportunity to lead longer and healthier lives. Cano Health serves a predominantly minority and low-income population. For more information visit www.canohealth.com or https://investors.canohealth.com/.

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Investor Relations Contacts:

Alan Oshiki or Sydney Isaacs

Abernathy MacGregor

(212) 371-5999 / (713) 817-9346

aho@abmac.com / sri@abmac.com

Media Relations Contact:

Patricia Graue

Brunswick Group

(212) 333-3810

canohealth@brunswickgroup.com

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